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                                   Exhibit (8)


      Service Agreement between New York Life Insurance Company and NYLIAC
                             (including Amendments)







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             ADMINISTRATIVE, UNDERWRITING AND DISTRIBUTION AGREEMENT

         AGREEMENT, made as of this 11th day of December, 1980, by and between New York Life Insurance Company (the "Company"), a New York corporation and New York Life Insurance and Annuity Corporation (the "Corporation"), a Delaware corporation and wholly-owned subsidiary of the Company.

         In consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged, IT IS MUTUALLY AGREED AS FOLLOWS:

         1.       General

                  The Corporation intends to engage in the life, accident and health insurance and annuity business and in business activities reasonably and necessarily incidental to the insurance business.

                  The Company will provide the Corporation with service and facilities in connection with the sale of insurance and other activities which relate to the business of insurance.

         2.       Relationship of the Parties

                  Neither the Company nor the Corporation shall act or hold itself as acting as agent of the other. Employees of the Company providing service to the Corporation, pursuant to this Agreement, shall provide such service as employees of the Company. The facilities used in providing such service shall be deemed to be owned and operated by the Company and, unless otherwise provided in writing, shall not be considered as being leased to the Corporation.

         3.       Compensation

                  All employees, officers and directors of the Corporation who are also employees, officers and directors of the Company shall serve without personal compensation from the Corporation. The cost of these services will be allocated to the Corporation as provided in Section 7.

         4.       Contracts and Brokerage Arrangements

                  The Company and the Corporation each retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or use of facilities.

         5.       Selection of Agents

                  The Company shall submit the names of its agents to the Corporation from which the Corporation may select individuals to represent it as independent contractors in the sale of insurance policies and/or annuity contracts issued by the Corporation. The Corporation and each agent selected to represent the Corporation shall enter into a separate agreement defining the terms of the agency between the agent and the Corporation.

         6.       Performance of Services and Joint Use of Facilities

                  A.       Services

                                    At the direction of the Corporation, the
                           Company will perform services of a type similar to that which the Company customarily performs in the course of its own insurance operations for the Corporation. The services which the Company shall perform in whole or in part for the Corporation may include, but need not be limited to: accounting, tax auditing services; legal services; actuarial services; employee benefit plans and personnel administration; sales services; software development services; electronic data processing operations; communications operations and investment services.

                  B.       Facilities

                                    The Company agrees to make available its
                           facilities to the Corporation as the Corporation may determine to be reasonably necessary in the conduct of its insurance operations. The facilities of the Company which the Corporation may use in whole or in part shall include but need not be limited to: electronic data processing equipment; business property, whether owned or leased; communications equipment; security vault.

                  C.       Best Efforts

                                    The Company agrees at all times to use its
                           best efforts to maintain sufficient personnel and facilities of the kind necessary to perform this Agreement, in accordance with the reasonable requests of the Corporation. If, however, the Company determines that for any reason, including its own needs, it is or will be unable to perform any service or provide any facility under this Agreement, it shall immediately notify the Corporation so that it can make other arrangements.

                  D.       Designation of Capacity of Personnel

                                    Even though the Company utilizes its
                           personnel to perform services for the Corporation pursuant to this Agreement, such personnel shall at all times remain employees of the Company. The Company shall alone retain full liability to such personnel for their welfare, salaries, fringe benefits, legally required employee contributions and tax obligations.

                  E.       Status of Facilities

                                    No facility of the Company used in
                           performing services for or subject to use by the Corporation shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement, except as the Company and Corporation may otherwise agree in writing. The amount charged as rent for any facilities leased pursuant to any such writing shall be computed in accordance with the provisions of Section 7A of this Agreement.


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                  F.       Exercise of Judgment in Rendering Services

                                    In providing any services which require the
                           exercise of judgment, the Company will endeavor to perform any such service in accordance with any reasonable and appropriate standards and guidelines the Corporation develops and communicates to the Company.

                  G.       Control

                                    The performance or receipt of services or
                           the making available or use of facilities pursuant to this Agreement shall in no way impair the absolute control of the business and operations of each of the parties by its own Board of Directors.

                  The Company shall not liable for its actions or omissions in furnishing services and facilities in good faith without gross negligence.

                  7.       Income and Expenses

                           The Corporation shall be entitled to all income
realized on the sale of its insurance policies and annuity contracts and on its investments and shall be responsible for all expenses incurred in its behalf. Expenses incurred by the Company, as a result of providing services to the Corporation under this Agreement, will be determined on an identified basis and billed periodically to the Corporation.

                  A.       Charges

                                    The Corporation agrees to pay to the Company
                           a charge equal to all expenses, direct and allocated, reasonably and equitably determined by the Company to be attributable to the Corporation for services and facilities provided pursuant to this Agreement.

                                    The methods of determining such charges to
                           the Corporation shall be similar to those employed by the Company under its internal cost accounting procedures. Such procedures shall be modified where necessary or appropriate to reflect fairly and equitably the actual cost incurred by the Company on behalf of the Corporation.

                                    The Company will make periodic analyses to
                           determine, as closely as possible, the actual cost of services rendered and facilities made available to the Corporation under this Agreement. The Company shall advise the Corporation of the results of these analyses and such information shall be used to modify the method of the distribution of expenses to more accurately reflect actual cost.

                                    The Company's determination of charges shall
                           be conclusive as between such parties, except that if the Corporation objects to any such determination, it shall so notify the Company within thirty days of receipt of notice of the determination. Unless the Company and the Corporation can reconcile any such objection, or otherwise agree, they shall select a firm of independent accountants which shall determine the proper allocation of charges and, within a reasonable time, shall submit such determination, together with the basis thereof, in writing to both the Company and the Corporation. Thereupon, such determination shall be binding. The cost of any such determination shall be borne equally by the Company and the Corporation.

                  B.       Payment

                                    The Company shall provide to the Corporation
                           within thirty days of the end of each calendar month (or such other interval not greater than quarterly as such parties may agree), a written statement of the amount estimated to be due from the Corporation to the Company for services and the use of facilities pursuant to this Agreement in that calendar month (or interval) and the Corporation shall pay to the Company, within thirty days following receipt of the statement, the amount set forth.

                                    Within sixty days after the end of each
                           calendar year, the Company will submit to the Corporation a detailed written statement of the charges due in the preceding calendar year, including charges not included in any previous statements, and any balance payable to either party shall be paid within thirty days following receipt of such written statement.

                                    The Company shall also provide the
                           Corporation with a report containing such information maintained by the Company pursuant to this Agreement and required by the Corporation to satisfy applicable reporting requirements.

                  8.       Records and Documents

                           Both the Company and the Corporation shall maintain
appropriate records identifying the nature and type of each service requested and provided pursuant to this Agreement. All books, records, and files established and maintained by the Company by reason of its performance under this Agreement which, absent this agreement would have been held by the Corporation, shall be deemed the property of the Corporation and shall be subject to examination by the Corporation and persons authorized by it at all times, and shall be delivered to the Corporation on demand.

                  9.       Compliance with Applicable Law; Governing Law

                           The Corporation shall appropriately comply with all
applicable federal, state and local laws and any rules, regulations or rulings issued under such laws. This Agreement is made pursuant to and shall be subject to and interpreted under the law of New York State.


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         10.      Notice

                  All notices, statements or requests furnished under this Agreement shall be duly given either by the Company or the Corporation upon delivery by hand to an officer of the other, or when deposited with the U.S. Postal Services, as certified or registered mail, postage prepaid, addressed to the other at its principal office to the attention of the Chief Executive Officer or to such other person or place as that party may from time to time designate by written notice provided in this Paragraph 10.

         11.      Assignment; Termination

                  This Agreement may not be assigned by either party except by mutual consent and shall continue for a period of one year, and from year to year thereafter, subject to termination by either party at any time upon sixty days written notice to the other party, except that with regard to electronic data processing operations such written notice shall be six months.

         12.      Headings

                  The headings contained in this Agreement are inserted for convenience and are not intended to be part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


ATTEST:                                      NEW YORK LIFE INSURANCE COMPANY


 /s/Edmund R. Harnedy                        /s/Malcom Mackay
 ---------------------------                 ---------------------------------
      Secretary                                    Senior Vice President


ATTEST:                                      NEW YORK LIFE INSURANCE AND ANNUITY
                                                       CORPORATION

 /s/Robert B. Schneider                      /s/Donald K. Ross
 ---------------------------                 ---------------------------------
      Secretary                                          President


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                                 AMENDMENT NO. 1
                                       To
                            Dated as of July 30, 1984

             Administrative, Underwriting and Distribution Agreement
                          Dated as of December 11, 1980
                                     Between
                         New York Life Insurance Company
                                       And
                 New York Life Insurance and Annuity Corporation


                                    * * * * *


         New York Life Insurance Company ("Company") and New York Life Insurance and Annuity Corporation ("Corporation"), a wholly-owned subsidiary of the Company, having entered into a certain Administrative, Underwriting and Distribution Agreement ("Agreement"), dated as of December 11, 1980, hereby mutually agree to amend the Agreement in the manner herein set forth:


         (i) the name of the Agreement is changed to "Service Agreement" and

         (ii) paragraph 2 of the Agreement is deleted, in its entirety, and a new paragraph 2, in the form set forth immediately hereunder, is substituted therefore, with the same force and effect as if such paragraph has appeared in the Agreement, as originally executed:

                  "2.      Relationship of the Parties

                           Neither the Company nor the Corporation shall act or
                  hold itself as acting as agent of the other. Employees of the Company providing service to the Corporation, pursuant to this Agreement, shall provide such service as employees of the Company.

                           The Company and employees of the Company shall keep
                  confidential records and information concerning the Corporation obtained in the course of the performance of their obligations under this Agreement. Neither the Company, nor any employees of the Company, shall disclose or use any records or information obtained pursuant to this Agreement except as expressly authorized pursuant to the terms hereof or if the Corporation, or any of its separate accounts or underlying investment companies, has authorized such disclosure, or if such disclosure is expressly required by appropriate federal or state regulatory authorities.

                           The facilities used by the Company, in providing
                  service to the Corporation, pursuant to this Agreement, shall be deemed to be owned and operated by the Company and, unless otherwise provided in writing, shall not be considered as being leased to the Corporation."


         Except to the extent specifically provided herein, the Agreement shall remain in force and effect in accordance with its terms. This Amendment No. 1 shall become effective as of the date hereof.


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Dated as of this 30th
date of July 1984

                                           NEW YORK LIFE INSURANCE COMPANY



Attest:                                     By : /s/William E. Keiter
                                                 ------------------------------
/s/Edmund A Harnedy
-----------------------------------
            Secretary

                                            NEW YORK LIFE INSURANCE AND ANNUITY
                                            CORPORATION



                                            By : /s/Jacob B. Underhill
                                                 ------------------------------
Attest:

/s/Franklin Ciaccio
-----------------------------------
            Secretary